Exhibit 19.1
WHEELS UP EXPERIENCE INC.
AMENDED AND RESTATED INSIDER TRADING POLICY
This Amended and Restated Insider Trading Policy (this “Policy”) describes the standards of Wheels Up Experience Inc. and its subsidiaries (the “Company”) on trading the Company’s securities or securities of certain other publicly traded companies while in possession of confidential information. One of the principal purposes of the federal securities laws is to prohibit “insider trading” which occurs when a person uses material nonpublic information (“MNPI”) obtained through her or his involvement with the Company to make decisions to purchase, sell, give away or otherwise trade the Company’s securities or to provide MNPI to others outside the Company. The prohibitions on insider trading apply to any director, officer or employee who buys or sells Company stock on the basis of MNPI that she or he obtained about the Company, its customers, suppliers or other companies with which the Company has contractual relationships or may be negotiating transactions.
This first part of the Policy prohibits all directors, officers, employees and contractors of the Company, as well as their immediate families and members of their households, from trading in certain circumstances. The second part of the Policy imposes additional trading restrictions that apply to all of the Company’s (i) directors, (ii) executive officers (together with the directors, “Company Insiders”),1 (iii) employees listed on Appendix B hereto (collectively with the Company Insiders, “Covered Persons”) and (iv) certain other employees that the Company may designate from time to time as “Covered Persons” due to their title or position, responsibilities or their actual or potential access to material information.
All directors, officers and employees of the Company are required to sign the acknowledgment and certification to this Policy attached hereto, which will also constitute acknowledgment of any Appendices attached hereto.
PART I: APPLICABLE TO ALL OFFICERS, DIRECTORS AND EMPLOYEES
1.Applicability
This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue, such as preferred stock, warrants, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company.
2.General Policy: No Trading or Causing Trading While in Possession of MNPI
(a)No director, officer or employee may purchase or sell, or offer to purchase or sell, any Company security, whether or not issued by the Company, while in possession of MNPI about the Company. (The terms “material” and “nonpublic” are defined in Part I, Section 3 below.)
(b)No director, officer or employee who knows of any MNPI about the Company may communicate that information to (“tip”) any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization. The director, officer or employee who communicates such information is referred to as the “tipper” and the other person, including family members and friends” who receives such information is referred to as the “tippee.”
1 Certain Company Insiders may also be required to make beneficial ownership filings with the U.S. Securities and Exchange Commission (the “SEC”) under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)No director, officer or employee may purchase or sell any security of any other company, whether or not issued by the Company, while in possession of MNPI about that other company that was obtained in the course of her or his involvement with the Company. No director, officer or employee who knows of any such MNPI may communicate that information to, or tip, any other person, including family members and friends, or otherwise disclose such information without the Company’s authorization.
(d)Covered Persons must “pre-clear” all trading in the Company’s securities in accordance with the procedures set forth in Part II, Section 3 below.
3.Definitions
“Material”. Insider trading restrictions apply only if the information you possess is “material.” Materiality, however, involves a relatively low threshold. Information is generally regarded as “material” if it has market significance, that is, if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, sell or hold a security or where the fact is likely to have a significant effect on the market price of the security.
The following types of information are reasonably likely to be found “material” in particular situations:

Company Performance	Extraordinary Events	Legal / Regulatory Items
•Earnings information and quarterly or annual results
•Guidance/statements on earnings estimates
•Significant changes in the Company’s prospects, including member information, flight and other operational information, and information related to the Company’s demand or supply forecasts
•Unusual gains or losses in major operations and the announcement or cancellation of new strategic initiatives
•Liquidity problems and bankruptcies or receiverships
•Significant write-downs in assets or increases in reserves
•Changes in debt ratings

•M&A activity, including proposals or agreements, even if preliminary, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, purchases or sales of substantial assets, tender offers, or JVs
•New offerings, contracts with suppliers, or developments regarding customers or suppliers (such as the acquisition or loss of a significant contract)
•New investments or financings or developments regarding investments or financings, including larger than usual borrowings
•Events regarding the Company's securities (such as defaults, calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes in the rights of securityholders, or information related to any additional funding or securities sales)

•Developments regarding significant litigation or government agency investigations
•Regulatory approvals or changes in regulations and any analysis of how they affect the Company
•Major changes in the Company’s management or the board of directors
•Changes in auditors or auditor notification that the issuer may no longer rely on an audit report
•Major changes in accounting methods or policies
•Cybersecurity risks and incidents, including vulnerabilities and breaches

Material information is not limited to historical facts but may also include projections and forecasts. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure if information is material, you should either consult the Compliance Officer before making any decision to trade in or recommend securities to which that information relates or assume that the information is material or to disclose such information. Please refer to the Company’s Regulation FD Disclosure Policy for additional requirements and best practices for disclosure of Company information.
“Nonpublic.” Insider trading prohibitions apply only when you possess information that is material and “nonpublic.” The fact that information is known within the Company or has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public,” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Even after public disclosure of information about the Company, you must wait until the close of business on the second trading day after the information was publicly disclosed before you can treat the information as public. If you are unsure if information is considered public, you should either consult the Compliance Officer or assume the information is nonpublic and confidential.
“Compliance Officer.” The Company has appointed the Chief Legal Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to, the following:
i.assisting with implementation and enforcement of this Policy;
ii.circulating this Policy to all current and new directors, officers and employees and ensuring that this Policy is amended as necessary to remain up to date with insider trading laws;
iii.pre-clearing all trading in the Company’s securities by Covered Persons and approving any prohibited transactions, in each case as required under this Policy;
iv.pre-clearing any 10b5-1 Plans (as defined below) established by Covered Persons under the Rule 10b5-1 Trading Plan Guidelines in Appendix A hereto;
v.maintaining the accuracy of and periodically updating the list of Covered Persons listed on Appendix B hereto;
vi.providing a reporting system with an effective whistleblower protection mechanism; and
vii.assisting, as requested, in the preparation and filing of Section 16 reports for Section 16 reporting persons.
The duties may be delegated by the Compliance Officer to such other individuals as the Compliance Officer deems appropriate. If you have any questions regarding any of the provisions of this Policy, please contact Laura Heltebran, the Compliance Officer, at laura.heltebran@wheelsup.com or 646-476-0349.
“Non-Rule 10b5-1 Trading Arrangement” means a written arrangement effected by a Company Insider for purchasing or selling the Company’s securities where:
i.the Company Insider asserts that at a time when they were not aware of MNPI about the security or the Company, they had adopted a written arrangement for trading the securities; and

ii.such trading arrangement:
a.specified the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold;
b.included a written formula or algorithm, or computer program, for determining the amount of securities to be purchased or sold and the price at which and the date on which the securities were to be purchased or sold; or
c.did not permit the Company Insider to exercise any subsequent influence over how, when, or whether to effect purchases or sales; provided, in addition, that any other person who, pursuant to the trading arrangement, did exercise such influence must not have been aware of material nonpublic information when doing so.
“Trading Plan” means any 10b5-1 Plan or non-Rule 10b5-1 Trading Arrangement.
4.Exceptions. The trading restrictions of this Policy do not apply to the following:
(a)Gifts. Bona fide gifts of Company securities are exempt from this Policy. Because the circumstances under which a gift may be considered bona fide vary based on context, you are encouraged to consult the Compliance Officer when contemplating a gift. Any Section 16 reporting person that desires to make a bona fide gift should notify the Compliance Officer as soon as possible prior to making a gift.
(b)Options. Exercising stock options granted under the Company’s equity incentive plans for cash or the delivery of previously owned Company stock. However, the sale of any shares issued on the exercise of Company-granted stock options and any cashless exercise of Company-granted stock options are subject to trading restrictions under this Policy.
(c)401(k) Plan. If available, investing 401(k) plan contributions in a Company stock fund in accordance with the terms of the Company’s 401(k) plan. However, any changes in your investment election regarding the Company’s stock are subject to trading restrictions under this Policy.
5.Violations of Insider Trading Laws
Penalties for trading on or communicating MNPI can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is mandatory.
(a)Legal Penalties. A person who violates insider trading laws by engaging in transactions in a company’s securities when she or he has MNPI can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.
In addition, a person who tips others may also be liable for transactions by the tippees to whom she or he has disclosed MNPI. Tippers can be subject to the same penalties and sanctions as the tippees, and the SEC has imposed large penalties even when the tipper did not profit from the transaction.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to significant monetary penalties, including three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.
(b)Company-Imposed Penalties. Employees who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.
PART II: APPLICABLE TO COVERED PERSONS
1.Blackout Periods
All Covered Persons are prohibited from trading in the Company’s securities during blackout periods as defined below. During these periods, Covered Persons generally possess or are presumed to possess MNPI about the Company’s financial results.
(a)Quarterly Blackout Periods. Trading in the Company’s securities is prohibited:
i.beginning at the close of the market on the last trading day two (2) weeks before the end of each fiscal quarter; and
ii.ending at the close of business on the second trading day following the later of the date the Company’s financial results are publicly disclosed in a Form 10-Q or Form 10-K filed with the SEC.2
(b)Other Blackout Periods. From time to time, other types of MNPI regarding the Company (such as negotiation of mergers, acquisitions or dispositions, prospective financings, investigation and assessment of cybersecurity incidents or new product or service developments) may be pending and not be publicly disclosed. While such MNPI is pending, the Company may impose special blackout periods during which Covered Persons are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Covered Persons affected.
(c)Rule 10b5-1 Trading Plan Exception. These trading restrictions do not apply to transactions under a written contract, instruction, plan or arrangement for the purchase or sale of the Company’s securities (each, a “10b5-1 Plan”) intended to satisfy the affirmative defense conditions of Rule 10b5-1(c)(1) under the Exchange Act (“Rule 10b5-1”) that has been adopted and approved pursuant to the Rule 10b5-1 Trading Plan Guidelines in Appendix A hereto (an “Approved 10b5-1 Plan”). Please refer to Appendix A hereto for the Rule 10b5-1 Trading Plan Guidelines or contact the Compliance Officer if you have questions.
2 For example: if the Company expects to file a Form 10-Q with the SEC on Tuesday, April 25th for the first quarter ended Friday, March 31st, the quarterly blackout period would begin at the close of trading on Friday, March 17th (i.e., two weeks before quarter-end) and end at the close of trading on Thursday, April 27th (i.e., two trading days after the Form 10-Q is filed).

2.Trading Window
Covered Persons are permitted to trade in the Company’s securities when no blackout period is in effect. However, even during this open trading window, a Covered Person who is in possession of any MNPI should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period under Part II, Section 1(b) above is imposed and will re-open the trading window once the special blackout period has ended.
3.Covered Persons Must Pre-Clear Securities Transactions
(a)Because Covered Persons are likely to obtain MNPI on a regular basis, the Company requires all Covered Persons to refrain from any transactions in the Company’s securities, even during an open trading window under Part II, Section 2 above, without first pre-clearing the transactions with the Compliance Officer by providing details of the proposed transaction, including the number and type of securities to be sold or purchased, to the Compliance Officer at least two (2) trading days prior to the proposed transaction.
(b)In the event a Covered Person enters into any 10b5-1 Plan or a Company Insider enters into any Non-Rule 10b5-1 Trading Arrangement, the Covered Person or Company Insider, as applicable, will pre-clear such Trading Plan with the Compliance Officer by providing details of the proposed Trading Plan to the Compliance Officer at least two (2) trading days prior to the adoption date of such Trading Plan. Such notice must include (i) whether the Trading Plan is intended to be a 10b5-1 Plan, (ii) the name and title of the Covered Person, (iii) the proposed duration of the Trading Plan, and (iv) the aggregate number of securities to be purchased or sold pursuant to the Trading Plan. If the Trading Plan is approved in the sole discretion of the Compliance Officer, the Covered Person will promptly notify the Covered Person of the date on which the Covered Person adopted the Trading Plan.
(c)Subject to the exemption in subsection (e) below for Approved 10b5-1 Plans, no Covered Person may, directly or indirectly, purchase or sell (or otherwise make any transfer, pledge or loan of) any Company security at any time without first obtaining pre-clearance from the Compliance Officer. These procedures also apply to transactions by such Covered Person’s spouse, other persons living in such Covered Person’s household and minor children and to transactions by entities over which such Covered Person exercises control.
(d)Unless revoked, a grant of permission for a Covered Person to execute a trade in the Company’s securities will normally remain valid until the close of trading two (2) trading days following the day on which it was granted. If the transaction does not occur during the two-trading day period, the pre-clearance will expire, and the Covered Person must re-request pre-clearance of the transaction from the Compliance Officer.
(e)Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. Any third party effecting transactions on behalf of the Covered Person pursuant to an Approved 10b5-1 Plan should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer at the end of each trading day during which trades are executed under such Approved 10b5-1 Plan.

4.Prohibited Transactions
(a)Covered Persons are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in the Company’s equity securities, due to a temporary suspension of trading by the Company or the plan fiduciary. Covered Persons will be notified in advance of such “pension plan” trading blackout periods.
(b)Covered Persons, including any person’s spouse, other persons living in such person’s household and minor children and entities over which such person exercises control, are prohibited from engaging in the following transactions unless pre-clearance is obtained from the Compliance Officer:
i.Short-term trading. Company Insiders who purchase Company securities may not sell any Company securities of the same class for at least six (6) months after the purchase;
ii.Short sales. Company Insiders and Covered Persons may not sell the Company’s securities short or trade in any derivative securities, the effect of which is to hedge or otherwise create a short position in the Company’s securities;
iii.Options trading. Covered Persons may not buy or sell puts or calls or other derivative securities on the Company’s securities;
iv.Trading on margin or pledging. Covered Persons may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
v.Hedging. Covered Persons may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.
As adopted by the Board of Directors of Wheels Up Experience Inc. on February 16, 2023.
*    *    *

ACKNOWLEDGMENT AND CERTIFICATION
The undersigned does hereby acknowledge receipt of the Company’s Amended and Restated Insider Trading Policy. The undersigned has read and understands (or has had explained) the Company’s Amended and Restated Insider Trading Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

______________________________
(Signature)

______________________________
(Please print name)

Date: ___________________

[Acknowledgement and Certification to Wheels Up Experience Inc.’s Amended and Restated Insider Trading Policy]

APPENDIX A
RULE 10B5-1 TRADING PLAN GUIDELINES
These Rule 10b5-1 Trading Plan Guidelines (the “Guidelines”) address minimum requirements for directors, officers, employees and contractors seeking to adopt or modify any 10b5-1 Plan. Terms used but not defined in these Guidelines have the meanings set forth in the Company’s Amended and Restated Insider Trading Policy.
The Compliance Officer, in its sole discretion, may approve, or determine not to approve, any 10b5-1 Plan on the basis of the requirements set forth in this Appendix A, applicable law or the advice of counsel. Compliance with these Guidelines, and approval of a 10b5-1 Plan by the Compliance Officer, does not guarantee the affirmative defense under Rule 10b5-1 will be available to any person. The affirmative defense relies on facts and circumstances, which will be determined with hindsight bias after all facts are known. Please refer any questions to the Compliance Officer or to your broker or independent legal counsel.
What is a 10b5-1 Plan?
A “10b5-1 Plan” is any written contract, instruction, plan or arrangement for the purchase or sale of the Company’s securities intended to satisfy the affirmative defense conditions of Rule 10b5-1. The rule provides an affirmative defense to persons, including directors, officers, employees and contractors, when trading in the Company’s securities, which helps protect against claims of trades on the basis of MNPI. Trades under a 10b5-1 Plan are made pursuant to pre-set instructions given at a time when the trader was not aware of any MNPI. Thus, by adopting a Rule 105-1 Trading Plan, a person is giving future instructions to make trades in the Company’s securities (see “Required Provisions in 10b5-1 Plan” for specific details about determining trade amounts, prices and dates).
Guidelines Apply to Specific Persons
The requirements of Rule 10b5-1 and these Guidelines apply to all directors, officers, employees and contractors of the Company. In some cases, directors, officers and/or Covered Persons are subject to stricter requirements under Rule 10b5-1, which are specifically noted in these Guidelines.
Compliance Officer Pre-Clearance Required for Covered Persons
Covered Persons: Pre-clearance by the Compliance Officer is required before a Covered Person may enter into a proposed 10b5-1 Plan. Please contact the Compliance Officer or the Legal Department to determine if you are a Covered Person.
Persons Other Than Covered Persons: No pre-clearance by the Compliance Officer is required. However, it may be prudent to obtain pre-clearance if you believe you are in possession of MNPI.
Timing of Adopting or Modifying a 10b5-1 Plan
You may not adopt or modify a 10b5-1 Plan:
•when in possession of MNPI;
•during any Company trading blackout period (see the Company’s Amended and Restated Insider Trading Policy); or

•if the first trade to be executed is less than the applicable Mandatory Cooling Off Period after adoption or modification of the 10b5-1 Plan (see “Mandatory Cooling Off Period”).
Mandatory Cooling-Off Period
Employees and Contractors: The first trade under a 10b5-1 Plan adopted or modified by an employee or contractor (other than a director or officer) must not occur less than 30 days after adoption or modification.
Directors and Officers: The first trade under a 10b5-1 Plan adopted or modified by a director or officer must not occur before the later of:
•90 days after adopting or modifying such plan; or
•two (2) business days after public filing of the Form 10-Q or Form 10-K covering the quarter in which such 10b5-1 Plan was adopted (but not to exceed 120 days).
The cooling-off periods above apply to all 10b5-1 Plans, including any to effect a sell-to-cover transaction, and are referred to herein as “Mandatory Cooling-Off Periods.”
Effect of 10b5-1 Plan Modification
Any material modification of a 10b5-1 Plan (i.e., changing prices, amounts and dates) is viewed as adoption of a new plan under Rule 10b5-1. Any material modification is subject to the same requirements and procedures for adoption of a new plan under Rule 10b5-1 and these Guidelines (including, if applicable, Compliance Officer pre-approval).
Required Provisions in 10b5-1 Plan
Brokers, not the Company, provide 10b5-1 Plan forms. Each broker’s 10b5-1 Plan form is different. However, the Company requires that the following provisions be in each 10b5-1 Plan:
•the amount or a written formula, algorithm or computer program for determining the:
oamount of securities to be purchased or sold; and
opurchase and sale prices;
•dates or date ranges for execution of transactions (or discernible formulas to determine each);
•representations that:
othe person entering into the plan is not aware of any MNPI about the Company or its securities, othe 10b5-1 Plan is being entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5; and
•a prohibition against:
oaltering or deviating from the 10b5-1 Plan without complying with the requirements of this Policy, including these Guidelines, Rule 10b5-1 and Section 10(b) of the Exchange Act, and the interpretations thereof; and
oentering into or altering a corresponding hedging transaction or position with respect to securities subject to the 10b5-1 Plan.

The Compliance Officer may have additional questions about, or decline to approve, any 10b5-1 Plan that:
•requires the Company to indemnify the broker or any other person in connection with the 10b5-1 Plan;
•requires the Company to make any covenants, representations and warranties, or other certifications that the 10b5-1 Plan is compliant with the Company’s internal policies or any requirements under federal securities laws (including Rule 10b5-1);
•for Covered Persons, does not require notice by the broker to the Compliance Officer of executed trades and does not include Company contact information; or
•utilizes a broker that is not reputable or well-known in the securities or financial planning industries.
Multiple Overlapping 10b5-1 Plans is Prohibited
Rule 10b5-1 prohibits use of multiple overlapping 10b5-1 Plans, subject to the exceptions below. “Overlap” relates to the period of time during which trades will be executed. Thus, you may not have a 10b5-1 Plan for purchases of securities and a separate plan for sales of securities covering the same period of time or dates.
Exceptions: Subject to the requirement of Rule 10b5-1(c)(1)(ii)(D):
•multiple 10b5-1 Plans with different brokers as part of a “common scheme” of purchases or sales;
•separate plans that are successive (subject to a waiting period between each separate plan3); and
•adopt certain plans covering certain “sell-to-cover” transactions.
Limitations on “Single Trade” Plans
Rule 10b5-1 does not permit use of more than one open-market “single-trade” 10b5-1 Plan during any consecutive 12-month period. The only exception is for “sell-to-cover” transactions.
“Sell-to-Cover” Transactions
A “sell-to-cover” transaction is a sale of securities to satisfy tax withholding obligations arising from the vesting of a compensatory award, such as restricted stock or restricted stock units (but does not extend to sales incident to the exercise of stock options).4 The restriction on multiple overlapping 10b5-1 Plans and limitation on “single-trade” 10b5-1 Plans described above do not apply to “sell-to-cover” transactions.
Any 10b5-1 Plan for “sell-to-cover” transactions must meet the other requirements of Rule 10b5-1 and these Guidelines, including, Compliance Officer pre-approval for Covered Persons.
Timing Limitations on Successive 10b5-1 Plans
It is possible to have one earlier-commencing and one later-commencing 10b5-1 Plan. However, trading under the later-commencing 10b5-1 Plan may not begin until after all trades under the earlier-commencing plan are completed, cancelled or expired without execution. In this scenario, the later-commencing plan is treated as being adopted on the date the earlier-commencing plan ends. The later-commencing plan must comply with the Mandatory Cooling-Off Period as-if it was adopted on the day the earlier-commencing plan
3 See “Timing Limitations on Successive 10b5-1 Plans.”
4 To the extent you hold convertible securities that were issued for compensatory purposes other than restricted stock or restricted stock units (e.g., profits interest), the Compliance Officer may determine, with the advice of counsel, whether a “sell-to-cover” transaction with respect to the vesting or conversion thereof satisfies the exception for “sell-to-cover” transactions under Rule 10b5-1, after considering, without limitation, interpretations by the SEC or its staff.

ended. Thus, the first trade under the later-commencing plan may not occur until at least 30 days after the earlier-commencing plan ends (longer period applies to directors and officers; see “Mandatory Cooling Off Period”).
Director and Officer Disclosure Obligations
Directors and Officers: Beginning in 20255, the adoption, modification or termination of a 10b5-1 Plan by a director or officer must be disclosed in the next Form 10-K or Form 10-Q filing. The disclosure must include the director’s or officer’s name and the material terms (except for prices) of the 10b5-1 Plan.
Beginning April 1, 2023, any Form 4 or Form 5 filed by a director or officer must note whether the trade was executed pursuant to a 10b5-1 Plan by both checking a box on the form and including footnote disclosure of the existence and date of adoption of the applicable 10b5-1 Plan.
All Other Persons: Although other Covered Persons must disclose a proposed 10b5-1 Plan to the Compliance Officer for pre-approval, other persons (other than directors and officers) are not required to disclose a 10b5-1 Plan to any other person, and the Company is not required to disclose in its SEC filings.
Penalties for Violation
A violation of Rule 10b5-1 has serious personal consequences, including potential investigation and action by the SEC or U.S. Department of Justice, forfeiture of any profits earned in improper transactions, monetary penalties, sanctions and imprisonment. The Company would also consider any violation of Rule 10b5-1 by an officer, employee or contractor to be a violation of the Company’s Amended and Restated Insider Trading Policy, and constitute conduct for which disciplinary action may be taken, up to and including termination.
As adopted by the Board of Directors of Wheels Up Experience Inc. on February 16, 2023.
*    *    *
5 Disclosures about director and officer 10b5-1 Plans will first appear in the Company’s Form 10-K for fiscal year 2024, which will be filed in 1Q 2025. Similar disclosures must appear in all subsequent Form 10-Ks and Form 10-Qs.

APPENDIX B
[___]6
6 Names of employees (other than Executive Officers) to whom this Amended and Restated Insider Trading Policy is applicable to be listed.